United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 16, 2005
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

On November 16, 2005, the Compensation Committee (the “Compensation Committee”) of our Board of Directors approved the annual base salaries (effective immediately) and target annual incentive awards payable pursuant to the Company’s Annual Incentive Plan (the “Incentive Plan”), for the Company’s executive officers after a review of performance and competitive market data. The target annual incentive award is expressed as a percentage of such executive’s base salary. The following table sets forth the annual base salary levels and target annual incentive awards for fiscal 2006 for our Named Executive Officers (as such executive officers are expected to be defined in our proxy statement for our annual meeting to be held in 2006).

Name and Position	Base Salary	Target Bonus
Gary L. Yancey Chairman and Chief Executive Officer	$462,160	30%
Bani M. Scribner Chief Operating Officer	$354,375	25%
James E. Doyle Chief Financial Officer	$288,750	25%
John R. Treichler Chief Technical Officer	$294,840	25%
Albert Ovadia Vice President, Multichannel Systems Division	$289,430	20%

The annual incentive awards are made pursuant to the Annual Incentive Plan previously filed by the Company and the guidelines established at the beginning of the fiscal year. The annual incentive awards shall be determined based on the Company’s performance during fiscal 2006 as measured against performance measures established by the Compensation Committee. The performance measures include financial measures for the Company, including operating income. In determining the base salary and target annual incentive awards for fiscal 2006, the Compensation Committee applied similar factors to those applied in fiscal 2005, including competitive pay practices, job scope and responsibility, and prior year performance.

The Compensation Committee also approved an increase of 15% to the annual fees paid to the Company’s non-employee directors. Non-employee directors of the Company shall now be paid an annual fee of $40,250, plus an annual fee of $2,875 payable to each chairman of a committee of the Board.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Signal Technology, Inc. (Registrant)
Date: November 22, 2005	/s/ Gary L. Yancey Gary L. Yancey Chairman and Chief Executive Officer